Company Contact: Kelly J. Gill Chief Executive Officer 615-771-7575	Investor Relations: James R. McKnight, Jr. Chief Financial Officer 615-771-7575
Diversicare Announces 2016 Fourth Quarter Results
Reports Revenue Growth of 37.8%, Net Income of $1.4 million and EBITDA of $5.9 million

BRENTWOOD, TN, (March 2, 2017) – Diversicare Healthcare Services, Inc. (NASDAQ: DVCR), a premier provider of long-term care services, today announced its results for the fourth quarter ended December 31, 2016. The Company's revenue grew to $135.0 million, an increase of 37.8% year-over-year.
On February 24, 2017, the Board of Directors declared a quarterly dividend of $0.055 per share per common share payable to shareholders of record as of March 31, 2017, to be paid on April 14, 2017.
Fourth Quarter 2016 Highlights

•
Net Revenue increased 37.8% to $135.0 million in the fourth quarter of 2016 from $98.0 million in the fourth quarter of 2015, primarily due to the 22 centers acquired during the fourth quarter of 2016.

•	Net income increased to $1.4 million in the fourth quarter of 2016 compared to $0.9 million in the fourth quarter of 2015.

•	EPS from continuing operations improved to income of $0.23 in the fourth quarter of 2016 as compared to $0.21 in the fourth quarter of 2015.

•	Adjusted EBITDA was $6.0 million in the fourth quarter of 2016 compared to $4.2 million in the fourth quarter of 2015.

•	During the quarter the Company and its joint venture pharmacy partner sold the Texas-based pharmacy. The Company recognized a gain on the sale of $1.4 million.

•	As previously announced, the Company completed a transaction with Golden Living to assume the operations of 22 centers in Alabama and Mississippi in the fourth quarter of 2016.
See below for a reconciliation of all GAAP and non-GAAP financial results.
CEO Remarks
Commenting on the results, Kelly Gill, Diversicare's CEO, stated, "I am pleased with the progress we’ve made in the integration of our 22 acquired centers from Golden Living. The success we are seeing is a direct reflection of the capabilities we have developed as an organization and the scalability of our operating platform. While there is more work to be done on an acquisition of this size, we have already achieved a significant degree of normalcy of operations. I want to thank our team of dedicated Diversicare professionals for their tireless effort to make this integration process so successful.
Mr. Gill continued, "Our same-center fourth quarter results showed an improvement from prior quarters this year. This and the inclusion of the revenue and earnings from the 22 newly acquired centers resulted in revenue growth in the fourth quarter of 37.8% to $135 million and EBITDA grew by 41.3% to $5.9 million compared to the fourth quarter of 2015.
Mr. Gill concluded, “Since the third quarter of 2013 we have acquired and leased 36 additional centers net of dispositions through a combination of financing means. The net result of this accretive growth has doubled the revenue of the company over this time.”

Other Highlights for the Fourth Quarter 2016
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended December 31,
	2016	2015
Skilled nursing occupancy	80.3%	77.2%
As a percent of total census:
Medicare census	11.4%	12.0%
Managed Care census	3.2%	3.7%
As a percent of total revenues:
Medicare revenues	26.9%	27.9%
Medicaid revenues	52.4%	49.3%
Managed Care revenues	6.2%	7.7%
Average rate per day:
Medicare	$458.47	$457.24
Medicaid	$173.05	$166.72
Managed Care	$373.98	$399.00

Patient Revenues
Patient revenues were $135.0 million in the fourth quarter of 2016 and $98.0 million in the fourth quarter of 2015. This increase is primarily attributable to the acquisition of Golden Living operations in Alabama and Mississippi during the fourth quarter of 2016. The following table summarizes the revenue increases attributable to our portfolio growth (in thousands):

	Three Months Ended December 31,
	2016	2015	Change
Same-store revenue	$93,533	$94,492	$(959)
2015 acquisition revenue	4,294	3,485	809
2016 acquisition revenue	37,173	—	37,173
Total revenue	$135,000	$97,977	$37,023
The overall increase in revenue of $37.0 million is primarily attributable to revenue contributions from the acquisition of Golden Living operations in Alabama and Mississippi during the fourth quarter of 2016 of $37.2 million. Additionally, the 2015 acquisitions experienced an incremental increase in revenues of $0.8 million as a result of having a full year in operations during 2016. The increase from the acquisition activity was partially offset by a decrease in same-store revenue of $1.0 million which is explained in more detail below.
The average Medicaid rate per patient day for same-store nursing centers in 2016 increased 0.6% compared to 2015, resulting in an increase in revenue of $0.3 million. This average rate per day for Medicaid patients is the result of rate increases in certain states and increasing patient acuity levels. The average Medicare rate per patient day for same-store nursing centers in 2016 increased 3.6% compared to 2015, resulting in an increase in revenue of $0.8 million also related to our ability to attract and provide care for patients with increased acuity levels.
Our total average daily census increased by approximately 37.3% for the full portfolio compared to 2015 on a consolidated basis, but was primarily attributable to the aforementioned acquisition activity. On a same-store basis, our Medicare and Medicaid average daily census for 2016 decreased compared to 2015, resulting in decreases in revenue of $1.4 million and $0.8 million, respectively. Same-store Managed Care average daily census for 2016 experienced unfavorable results compared to 2015 resulting in a $0.3 million decrease in revenue.

Expenses
Operating expense increased to $106.5 million in 2016 from $78.7 million in 2015, driven by the $28.0 million in operating costs at the Golden Living nursing centers added in 2016. Operating expense decreased to 78.9% of revenue in 2016, compared to 80.4% of revenue in 2015.

	Three Months Ended December 31,
	2016	2015	Change
Same-store operating expenses	$75,203	$75,781	$(578)
2015 acquisition operating expenses	3,297	2,956	341
2016 acquisition operating expenses	27,988	—	27,988
Total operating expenses	$106,488	$78,737	$27,751
The largest component of operating expenses is wages, which increased to $63.2 million in 2016 from $46.3 million in 2015, an increase of $16.9 million, or 36.7%. While wages increased overall, wages as a percentage of revenue decreased in the fourth quarter of 2016 to 46.8% as compared to 47.2% in the fourth quarter of 2015, a decrease of 0.4%. On a same-store basis, wages were controlled and increased by $0.4 million to $44.9 million in 2016 from $44.5 million in 2015, which is a direct result from our decrease in same-store revenues during 2016.
Other factors driving the fluctuation in operating expenses at the same-store nursing centers include an increase in health insurance premiums by $0.4 million, which was offset by a $0.4 million decrease in nursing and ancillary related expenses. Bad debt expenses decreased by $1.3 million.
Lease expense increased to $12.4 million in 2016 from $7.2 million in 2015, an increase of $5.2 million, or 73.1%. The increase in lease expense was driven by $5.7 million from the assumption of the Golden Living centers in the fourth quarter of 2016.
Professional liability expense was $2.5 million in 2016 compared to $2.0 million in 2015, an increase of $0.5 million, or 25.7%. As centers have been acquired in 2015 and 2016, the Company has accessed commercial insurance markets, which accounts for a significant portion of the growth in professional liability expense in the current year. We were engaged in 67 professional liability lawsuits as of December 31, 2016, compared to 55 as of December 31, 2015. Our cash expenditures for professional liability costs of continuing operations were $1.7 million and less than $0.1 million for 2016 and 2015, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies, the premium costs of purchased insurance, and on the costs incurred in defending and settling existing claims. See “Liquidity and Capital Resources” for further discussion of the accrual for professional liability.
General and administrative expenses were approximately $9.2 million in 2016 compared to $6.0 million in 2015, an increase of $3.2 million, or 53.3%. The overall increase in general and administrative expenses were attributable to a $1.6 million increase in salaries and related expenses associated with continued growth at the regional level, as well as additional corporate infrastructure to support the on-going growth of the portfolio. Legal and consulting fees experienced an increase of $0.3 million and $0.8 million, respectively, related to regulatory and acquisition expenses.
Depreciation and amortization expense was approximately $2.2 million in 2016 and $1.9 million in 2015. The increase in 2016 is primarily due to $0.3 million in depreciation and amortization expenses related to the assumed Golden Living operations in the fourth quarter of 2016.
Gain on the sale of the pharmacy joint venture was $1.4 million, which occurred in the fourth quarter of 2016. This transaction also resulted in a possible gain contingency, which has not been recorded and income has not been recognized.
Interest expense has increased to $1.4 million in 2016 compared to $1.1 million in 2015, an increase of $0.3 million. The increase was primarily attributable to the change in ownership processes for the newly acquired Golden Living centers.
As a result of the above, continuing operations reported income before taxes of $2.2 million in 2016, as compared to income of $1.1 million in 2015. The provision for income taxes was $0.8 million in 2016 and the benefit for income taxes was $0.1 million in 2015. The basic and diluted income per common share from continuing operations were $0.23 and $0.22 in 2016, respectively, compared to a basic and diluted income per common share from continuing operations of $0.21 and $0.20 in 2015, respectively.
Receivables
Our net receivables balance increased $18.4 million to $62.2 million as of December 31, 2016 from $43.8 million as of December 31, 2015. The increase is attributable to the twenty-two newly leased Golden Living centers in Alabama and Mississippi.

Conference Call Information
A conference call has been scheduled for Friday, March 3, 2017 at 7:30 A.M. Central time (8:30 A.M. Eastern time) to discuss fourth quarter 2016 results. The conference call information is as follows:

Date:	Friday, March 3, 2017
Time:	7:30 A.M. Central, 8:30 A.M. Eastern
Webcast Links:	www.DVCR.com
Dial in numbers:	877.340.2552 (domestic) or 253.237.1159 (International) - Conference ID: 70263099 The Operator will connect you to Diversicare’s Conference Call

A replay of the conference call will be accessible two hours after its completion through March 10, 2017, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering Conference ID 70263099.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully integrate the operations of our new nursing centers in Alabama, Mississippi, Kansas and Kentucky, as well as successfully operate all of our centers, our ability to increase census at our renovated centers, changes in governmental reimbursement, including the impact of the CMS final rule that has resulted in a reduction in Medicare reimbursement and our ability to mitigate the impact of the revenue reduction, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including HIPAA and laws governing reimbursement from government payors, impacts associated with the implementation of our electronic medical records plan, the costs of investing in our business initiatives and development, our ability to control costs, changes to our valuation of deferred tax assets, changes in occupancy rates in our centers, changing economic and competitive conditions, changes in anticipated revenue and cost growth, changes in the anticipated results of operations, the effect of changes in accounting policies as well as others. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Diversicare Healthcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Diversicare provides long-term care services to patients in 76 skilled nursing and centers containing 8,949 licensed nursing beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.
-Financial Tables to Follow-

DIVERSICARE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2016	December 31, 2015
ASSETS:
Current Assets
Cash and cash equivalents	$4,263	$4,585
Receivables, net	62,152	43,819
Deferred income taxes	7,644	7,999
Current assets of discontinued operations	28	36
Other current assets	5,247	3,977
Total current assets	79,334	60,416

Property and equipment, net	59,800	52,273
Deferred income taxes	13,541	11,762
Acquired leasehold interest, net	7,075	7,459
Other assets, net	3,301	5,174
TOTAL ASSETS	$163,051	$137,084

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$7,715	$6,603
Trade accounts payable	12,972	10,136
Current liabilities of discontinued operations	427	345
Accrued expenses:
Payroll and employee benefits	20,108	14,404
Current portion of self-insurance reserves	9,401	10,224
Provider taxes	3,114	1,603
Other current liabilities	4,432	4,049
Total current liabilities	58,169	47,364
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion	72,145	53,297
Self-insurance reserves, less current portion	11,766	12,344
Other noncurrent liabilities	9,551	10,812
Total noncurrent liabilities	93,462	76,453

SHAREHOLDERS’ EQUITY	11,420	13,267

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$163,051	$137,084

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,
	2016	2015
PATIENT REVENUES, net	$135,000	$97,977
Operating expense	106,488	78,737
Facility-level operating income	28,512	19,240

EXPENSES:
Lease and rent expense	12,393	7,161
Professional liability	2,479	1,972
General and administrative	9,236	6,023
Depreciation and amortization	2,237	1,895
Total expenses less operating	26,345	17,051
OPERATING INCOME (LOSS)	2,167	2,189
OTHER INCOME (EXPENSE):
Equity in net loss of unconsolidated affiliate	82	59
Gain on sale of unconsolidated affiliate	1,366	—
Interest expense, net	(1,373)	(1,105)
	75	(1,046)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	2,242	1,143
BENEFIT (PROVISION) FOR INCOME TAXES	(804)	128
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	1,438	1,271
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
Operating loss, net of taxes	(13)	(328)
Gain on disposal, net of taxes	—	—
DISCONTINUED OPERATIONS	(13)	(328)
NET INCOME (LOSS)	1,425	943
Less: income attributable to noncontrolling interest	—	—
NET INCOME (LOSS) ATTRIBUTABLE TO DIVERSICARE HEALTHCARE SERVICES, INC.	1,425	943
PREFERRED STOCK DIVIDENDS	—	—
NET INCOME (LOSS) FOR DIVERSICARE HEALTHCARE SERVICES, INC. COMMON SHAREHOLDERS	$1,425	$943

NET INCOME (LOSS) PER COMMON SHARE FOR DIVERSICARE HEALTHCARE SERVICES, INC. SHAREHOLDERS:
Per common share – basic
Continuing operations	$0.23	$0.21
Discontinued operations	—	(0.05)
	$0.23	$0.16
Per common share – diluted
Continuing operations	$0.22	$0.20
Discontinued operations	$—	$(0.05)
	$0.22	$0.15
DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.055	$0.055
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,213	6,134
Diluted	6,421	6,322

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Twelve Months Ended December 31,
	2016	2015
PATIENT REVENUES, net	$426,063	$387,595
Operating expense	342,932	311,035
Facility-level operating income	83,131	76,560

EXPENSES:
Lease and rent expense	33,364	28,690
Professional liability	8,456	8,122
General and administrative	30,271	24,793
Depreciation and amortization	8,292	7,524
Lease termination costs	2,008	—
Total expenses less operating	82,391	69,129
OPERATING INCOME (LOSS)	740	7,431
OTHER INCOME (EXPENSE):
Equity in net losses of unconsolidated affiliate	273	339
Gain on sale of unconsolidated affiliate	1,366	—
Interest expense, net	(4,802)	(4,102)
Debt retirement costs	(351)	—
	(3,514)	(3,763)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(2,774)	3,668
BENEFIT (PROVISION) FOR INCOME TAXES	1,030	(916)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(1,744)	2,752
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
Operating income (loss), net of taxes	(67)	(1,128)
Gain on disposal, net of taxes	—	—
DISCONTINUED OPERATIONS	(67)	(1,128)
NET INCOME (LOSS)	(1,811)	1,624
Less: loss (income) attributable to noncontrolling interest	—	—
NET INCOME (LOSS) ATTRIBUTABLE TO DIVERSICARE HEALTHCARE SERVICES, INC.	(1,811)	1,624
PREFERRED STOCK DIVIDENDS	—	—
NET INCOME (LOSS) FOR DIVERSICARE HEALTHCARE SERVICES, INC. COMMON SHAREHOLDERS	$(1,811)	$1,624

NET INCOME (LOSS) PER COMMON SHARE FOR DIVERSICARE HEALTHCARE SERVICES, INC. SHAREHOLDERS:
Per common share – basic
Continuing operations	$(0.28)	$0.45
Discontinued operations	(0.01)	(0.18)
	$(0.29)	$0.27
Per common share – diluted
Continuing operations	$(0.28)	$0.44
Discontinued operations	(0.01)	(0.18)
	$(0.29)	$0.26
DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.22	$0.22
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,199	6,100
Diluted	6,199	6,315

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(In thousands)

	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$1,425	$(975)	$(2,150)	$(111)	$943
Loss (income) from discontinued operations, net of tax	13	17	—	37	328
Income tax provision (benefit)	804	(495)	(1,297)	(42)	(128)
Interest expense	1,373	1,201	1,158	1,070	1,105
Depreciation and amortization	2,237	1,992	2,060	2,003	1,895
EBITDA	5,852	1,740	(229)	2,957	4,143

EBITDA adjustments:
Acquisition related costs (a)	1,492	438	150	59	90
Lease termination costs (b)	—	—	2,008	—	—
Debt retirement costs (c)	—	—	—	351	—
Gain on sale of unconsolidated affiliate (d)	(1,366)	—	—	—	—
Lease deferral costs (e)	—	—	—	146	—
Adjusted EBITDA	$5,978	$2,178	$1,929	$3,513	$4,233

(a)	Represents non-recurring costs associated with acquisition-related transactions.
(b)	Represents non-recurring lease termination costs related to the termination of the Avon, Ohio operating lease in May 2016.
(c)	Represents non-recurring debt retirement costs associated with the extinguishment of the previous debt facility during the first quarter 2016.
(d)	Represents non-recurring gain on the sale of an unconsolidated affiliate in November 2016.
(e)	Represents non-recurring lease deferral costs associated with the purchase of Clinton and Hutchinson in February 2016.

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) FOR DIVERSICARE HEALTHCARE
SERVICES, INC. COMMON SHAREHOLDERS TO ADJUSTED NET INCOME (LOSS)
FOR DIVERSICARE HEALTHCARE SERVICES, INC. COMMON SHAREHOLDERS
(In thousands, except per share data)

	For Three Months Ended
	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016	December 31, 2015

Net income (loss) for Diversicare Healthcare Services, Inc. Common shareholders	$1,425	$(975)	$(2,150)	$(111)	$943
Adjustments:
Acquisition related costs (a)	1,492	438	150	59	90
Lease termination costs (b)	—	—	2,008	—	—
Gain on sale of unconsolidated affiliate (c)	(1,366)	—	—	—	—
Debt retirement costs (d)	—	—	—	351	—
Lease deferral costs (e)	—	—	—	146	—
Tax impact of above adjustments (f)	(1,000)	(153)	(755)	(195)	(32)
Discontinued operations, net of tax	13	17	—	37	328
Adjusted net income (loss) for Diversicare Healthcare Services, Inc. common shareholders	$564	$(673)	$(747)	$287	$1,329

Adjusted net income (loss) for Diversicare Healthcare Services, Inc. common shareholders
Basic	$0.09	$(0.11)	$(0.12)	$0.05	$0.22
Diluted	$0.09	$(0.11)	$(0.12)	$0.05	$0.21

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	6,213	6,212	6,211	6,160	6,134
Diluted	6,421	6,212	6,211	6,330	6,322

(a)	Represents non-recurring costs associated with acquisition-related transactions.
(b)	Represents non-recurring lease termination costs related to the termination of the Avon, Ohio operating lease in May 2016.
(c)	Represents non-recurring gain on the sale of an unconsolidated affiliate in November 2016.
(d)	Represents non-recurring debt retirement costs associated with the extinguishment of the previous debt facility during the first quarter 2016.
(e)	Represents non-recurring lease deferral costs associated with the purchase of Clinton and Hutchinson in February 2016.
(f)	Represents tax provision for the cumulative adjustments for each period.

DIVERSICARE HEALTHCARE SERVICES, INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands, except per share data)

	Twelve Months Ended December 31,
	2016	2015
NET INCOME (LOSS)	$(1,811)	$1,624
Discontinued operations	(67)	(1,128)
Net income (loss) from continuing operations	(1,744)	2,752
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations:
Depreciation and amortization	8,292	7,524
Provision for doubtful accounts	7,163	7,507
Deferred income tax provision (benefit)	(1,569)	(1,222)
Provision for self-insured professional liability, net of cash payments	1,968	3,200
Stock based compensation	1,012	1,152
Equity in net income of unconsolidated affiliate	(271)	(335)
Gain on sale of unconsolidated affiliate	(1,366)	—
Debt retirement costs	351	—
Provision for leases, net of cash payments	(1,773)	(1,749)
Lease termination costs, net of cash payments	1,863	—
Deferred bonus	350	—
Other	576	396
FUNDS PROVIDED BY OPERATIONS	$14,852	$19,225

FUNDS PROVIDED BY OPERATIONS PER COMMON SHARE:
Basic	$2.40	$3.15
Diluted	$2.33	$3.04
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	6,199	6,100
Diluted	6,370	6,315
We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations which are “non-GAAP financial measures” using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We define EBITDA as net income (loss) adjusted for loss (income) from discontinued operations, interest expense, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted acquisition-related, debt retirement, lease termination and lease deferral costs. We define Adjusted Net income (loss) as Net income (loss) adjusted for acquisition-related costs, lease termination costs, lease deferral costs, debt retirement costs and income (loss) from discontinued operations. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges.
Our measurements of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. Management believes that Adjusted EBITDA and Adjusted Net income (loss) are important performance measurements because they eliminate certain nonrecurring start-up losses and separation costs. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Our presentation of EBITDA, Adjusted EBITDA, Adjusted Net income (loss) and Funds Provided by Operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

DIVERSICARE HEALTHCARE SERVICES, INC. SELECTED OPERATING STATISTICS (Unaudited)
Three Months Ended December 31, 2016
	As of December 31, 2016			Occupancy (Note 2)
Region (Note 1)	Licensed Nursing Beds (4)	Available Nursing Beds (4)	Skilled Nursing Weighted Average Daily Census	Licensed Nursing Beds	Available Nursing Beds	Medicare Utilization	2016 Q4 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
Alabama	2,361	2,282	1,597	85.1%	87.8%	11.8%	$34.9	$437.85	$188.63
Kansas	464	464	420	90.5%	90.5%	11.4%	8.1	453.97	159.80
Kentucky	1,257	1,243	1,113	88.5%	89.5%	13.9%	26.8	476.41	189.89
Mississippi	1,138	1,103	1,004	88.2%	91.0%	11.6%	20.7	428.74	181.84
Missouri	339	289	241	71.1%	83.4%	5.7%	4.1	491.57	140.71
Ohio	284	283	245	86.3%	86.6%	9.9%	7.0	494.34	191.97
Tennessee	765	685	577	75.4%	84.2%	15.1%	12.4	448.06	169.49
Texas	1,845	1,571	1,205	65.3%	76.7%	7.8%	21.0	505.03	138.24
Total	8,453	7,920	6,402	80.3%	85.9%	11.4%	$135.0	$458.47	$173.05

Note 1:
The Alabama region includes nursing centers in Alabama and Florida. The Kentucky region includes one nursing center in Ohio and one in Indiana. The Tennessee region includes two nursing center in Kentucky.

Note 2:
The number of Licensed Nursing Beds is based on the licensed capacity of the center. The Company has historically reported its occupancy based on licensed skilled nursing beds, and excludes a limited number of assisted living, independent living, and personal care beds. The number of Available Nursing Beds represents licensed skilled nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the centers, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues, but do not include any ancillary revenues related to these patients.
Note 4:	The Licensed and Available Nursing Bed counts above include only licensed and available skilled nursing beds.

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